Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-209437-01) of PowerShares DB Multi-Sector Commodity Trust of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in PowerShares DB Precious Metals Fund’s Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2018